EXCLUSIVE PATENT LICENSE FOR RIGHT TO TRY

This Exclusive Patent License Agreement (the "EPLA" and/or "Agreement") is made and entered into by and between Therapeutic Solutions International, Inc. (TSOI), a corporation organized under Nevada law (hereinafter the "Licensor"), with its principal office at 701 Wild Rose Lane, Elk City, Idaho 83525, and Veltmeyer Institute of Advanced Biologics LLC (VIAB), a Delaware limited liability company (hereinafter the "Licensee"), its office being located at 9655 Granite Ridge Drive, Suite 200, San Diego, CA 92123. Licensor and Licensee are sometimes referred to herein individually as a "Party" and collectively as the "Parties." The Parties agree as follows:

RECITALS

WITNESSETH THAT:

WHEREAS, Licensor has the right to grant licenses under the licensed patent rights (as hereinafter defined), and wishes to have the inventions covered by the Licensed Patent Rights in the public interest; and,

WHEREAS, Licensee wishes to obtain an exclusive license to use intellectual property where applicable under the Right To Try Law for use only in the lung and brain, under the Licensed Patent Rights upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the faithful performance of the covenants herein contained and for good consideration given, it is agreed as follows.

The above recitals of this Agreement are incorporated herein and made a part hereof by reference.

ARTICLE I
DEFINITIONS

1.0. For the purpose of this agreement, the following definitions shall apply:

1.1. Confidential Proprietary Information. Confidential Proprietary Information shall mean with respect to any Party all scientific, business or financial information relating to such Party, its subsidiaries or affiliates or their respective businesses, and/or the Product(s) except when such information:

a. Becomes known to the other Party prior to receipt from such first Party;
b. Becomes publicly known through sources other than such first Party;
c. Is lawfully received by such other Party from a party other than the first Party; or
d. Is approved for release by written authorization from such either Party.

1.2. Exclusive License. Exclusive License shall mean a license to exclude all others, including Licensor and its affiliates except as otherwise expressly provided herein.

1.3. Gross Sales. Gross Sales shall mean total value (USD) of Product(s) based on the Licensed Patent Rights.

1.4. Intellectual Property Rights. Intellectual Property Rights shall mean any and all inventions, materials, Know-how, trade secrets, technology, formulas, processes, ideas or other discoveries conceived or reduced to practices, whether patentable or not.

1.5. Know-how. Know-how shall mean any and all technical data, information, materials, trade secrets, technology, formulas, processes, and ideas, including any improvements thereto, in any form in which the foregoing may exist, now owned or co-owned by or exclusively, semi-exclusively or non-exclusively licensed to any Party prior to the date of this Agreement or hereafter acquired by any Party during the term of this agreement.

1.6. Licensed Patent Rights For Right To Try. The Licensed Patent Rights for Right to Try, emergency Investigational New Drug ("IND"), and/or Expanded Access within the field of brain and lung for those conditions that are applicable (herein the "Licensed Patent Rights"), shall mean:

- U.S. Provisional Application Serial No. 63/235,854 titled "Umbilical Cord Mesenchymal Stem Cells for Treatment of Chronic Obstructive Pulmonary Disease and Lung Degeneration", filed on August 23rd, 2021.
- U.S. Provisional Application Serial No. 63/397503, titled "Treatment of Chronic Obstructive Pulmonary Disease by Mesenchymal Stem Cell Apoptotic Bodies and Compositions Thereof", filed on August 12th, 2022.
- U.S. Provisional Application Serial No. 63/418,861, titled "Mesenchymal Stem Cell Therapy of Epilepsy and Seizure Disorders", filed on October 24th, 2022.
- U.S. Provisional Application Serial No. 63/439327 titled "Prediction of Stem Cell Therapy Responsiveness by Quantification of Pre-Existing B Regulatory Cells", filed on January 17th, 2023.
- U.S. Provisional Application Serial No. 63/445872, titled "Enhancement of Anti-Angiogenic Cancer Immunotherapy by Abortogenic Agents" February 15th, 2023.
- U.S. Provisional Application Serial No. 63/232137, titled "Induction of Neurogenesis using Umbilical Cord Derived Mesenchymal Stem Cells and Derivatives Thereof", filed on August 11th, 2021.
- U.S. Provisional Application Serial No. 63/105964, titled "Protection/Regeneration of Neurological Function by Endothelial Protection/Rejuvenation using Stem Cells for Treatment of Conditions such as Chronic Traumatic Encephalopathy and Schizophrenia" filed on October 27th, 2020.

1.7. Product(s). Product(s) and/or "Licensed Products" shall mean any materials including compositions, techniques, clinical grade cells, methods or inventions relating to or based on or derived from the Licensed Patent Rights as used for emergency use patient therapies.

1.8. Right To Try. Right to Try shall mean the Trickett Wendler, Frank Mongiello, Jordan McLinn, and Matthew Bellina Right to Try Act of 2017 (Right to Try Act). On May 30, 2018, the Right to Try Act (Pub. L. 115-176) was signed into law, creating section 561B of the FD&C Act (21 U.S.C. 360bbb-0a). The Right to Try Act amends the FD&C Act to establish an alternative option for patients who meet certain criteria to request access to certain unapproved drug products and for sponsors and manufacturers who agree to provide those certain unapproved drug products, other than through FDA's expanded access program. This law provides a new pathway for patients to request and manufacturers or sponsors to choose to provide access to certain unapproved, investigational drugs, including biological products, for patients diagnosed with life-threatening diseases or conditions as defined in § 312.81 (21 CFR 312.81) who, as certified by a physician, have exhausted approved treatment options and who are unable to participate in a clinical trial involving the investigational drug. This rule does not require that physician determinations be submitted to FDA.

1.8.1. Emergency Use. Emergency use is defined as the use of an investigational drug or biological product with a human subject in a life-threatening situation in which no standard acceptable treatment is available and in which there is not sufficient time to obtain IRB approval [21 CFR 56.102(d)]. The emergency use provision in the FDA regulations [21 CFR 56.104(c)] is an exemption from prior review and approval by the IRB. The exemption, which may not be used unless all of the conditions described in 21 CFR 56.102(d) exist, allows for one emergency use of a test article without prospective IRB review. FDA regulations require that any subsequent use of the investigational product at the institution have prospective IRB review and approval. FDA acknowledges, however, that it would be inappropriate to deny emergency treatment to a second individual if the only obstacle is that the IRB has not had sufficient time to convene a meeting to review the issue.

Life-threatening, for the purposes of section 56.102(d), includes the scope of both life-threatening and severely debilitating, as defined below.

- Life-threatening means diseases or conditions where the likelihood of death is high unless the course of the disease is interrupted and diseases or conditions with potentially fatal outcomes, where the end point of clinical trial analysis is survival. The criteria for life-threatening do not require the condition to be immediately life-threatening or to immediately result in death. Rather, the subjects must be in a life-threatening situation requiring intervention before review at a convened meeting of the IRB is feasible.

- Severely debilitating means diseases or conditions that cause major irreversible morbidity. Examples of severely debilitating conditions include blindness, loss of arm, leg, hand or foot, loss of hearing, paralysis or stroke.

1.8.2. Expanded Access. Expanded access, sometimes called "compassionate use," is the use of investigational new drug products outside of clinical trials to treat patients with serious or immediately life-threatening diseases or conditions when there are no comparable or satisfactory alternative treatment options. The rules and regulations related to expanded access are intended to improve access to investigational drugs for patients who may benefit from investigational therapies.

When considering an IND application for expanded access to an investigational product with the purpose of treating a patient or a group of patients, physicians and investigators should recognize that such applications would be suitable when all of the following criteria apply:

- Patient(s) have a serious or immediately life-threatening disease or condition, and there is no comparable or satisfactory alternative therapy to diagnose, monitor, or treat the disease or condition;

- The potential patient benefit justifies the potential risks of the treatment and the potential risks are not unreasonable in the context of the disease or condition to be treated; and

- The expanded use of the investigational drug for the requested treatment will not interfere with the initiation, conduct, or completion of clinical investigations that could support marketing approval of the product.

1.9. Royalty(ies). Royalty(ies) shall mean revenues received in the form of cash and/or equity from holdings from Licensee as a result of using, selling, having made, Licensed Patent Rights.

ARTICLE II
GRANT OF EXCLUSIVE LICENSE

2.1. Licensor hereby grants to Licensee an exclusive worldwide license with the right to have made, use, and sell the Products described in the Licensed Patent Rights with reach-through rights reserved to Licensor.

ARTICLE III
LICENSE AND PURCHASE PAYMENTS

3.1. Initial Payment and Royalty Rate for the licensed granted:

(a) Licensee received 30% of founders shares in Veltmeyer Institute for exclusive use of Licensed Patent Rights..

(b) Licensee shall pay $500 per right to try procedures up to a maximum $10,000 annually.

3.2. Sublicenses. The granting and terms of all sublicenses remains entirely at Licensee's discretion and execute a Non-Disclosure Agreement between all the Parties.

3.3. When a Sale is Made. A sale of Licensed Patent Rights shall be regarded as being made upon payment for Products made resulting from Licensed Patent Rights and its derivatives.

3.4. Payments. All sums payable by Licensee hereunder shall be due Quarterly and paid to Licensor in the United States and in the currency of U.S. Dollars (USD). All consideration subject to the fees of this section in a currency other than U.S. dollars shall be converted by Licensee to U.S. Dollars.

3.5. Interest. The Parties agree that all sums owed or payable by Licensee to Licensor hereunder shall bear interest at 10% (ten percent) annually on the last day of the calendar quarter for which such royalties are due. Notwithstanding the foregoing, such specified rate of interest shall not excuse or in any way whatsoever be construed as a waiver of Licensee's express obligation to timely provide any and all payments due to Licensor hereunder.

ARTICLE IV
REPORTS, BOOKS AND RECORDS

4.1. Reports. Within Thirty (30) days after the end of the calendar quarter annual period during which this agreement shall be executed and delivered within Thirty (30) days after the end of each following quarter annual period, Licensee shall make a written report to Licensor setting forth the number of right to try procedures completed by Licensee and Sub Licensee during the quarter annual period and the basis for calculation of the amounts due and payable. If there are no Gross Sales or sublicensing receipts, a statement to that effect be made by Licensee to Licensor. At the time each report is made, Licensee shall pay to Licensor the royalties or other payments shown by such report to the payable hereunder.

4.2. Books and records. Licensee shall keep books and records in such reasonable detail as will permit the reports provided for in Paragraph 4.1, hereof, to be determined. Licensee further agrees to permit such books and reports to be inspected and audited by a representative or representatives of Licensor to the extent necessary to verify the reports provided for in paragraph 1, hereof; provided that such representative or representatives shall indicate to Licensor only whether the reports and royalty paid are correct and, if not, the reasons.

4.3. Patient Clinical Data. Licensee shall also maintain patient clinical data after receiving any necessary permission from the patient or their legal representative pursuant to HIPPA or other patient confidential records laws whenever applicable and shall make them available to Licensor upon request.

ARTICLE V
MARKING

5.1. Licensee agrees to mark or have marked all Products made, used or leased by it or its sublicensees under the Licensed Patent Rights, if and to the extent such markings and patent notices shall be practical and consistent with reasonable procedures relating to such notices use commercially reasonable efforts to include or affix, as applicable, to all Licensee Products any and all legends and notices for the Licensed Patents as reasonably designated by Licensor.

ARTICLE VI
DILIGENCE

6.1. Licensee shall use its best efforts to bring Licensed Patent Rights to market through a thorough, vigorous, and diligent program and to continue active, diligent marketing efforts throughout the life of this agreement.

6.2. Licensee shall permit an in-house inspection of Licensee facilities by Licensor and its agents on an annual basis commencing upon the execution of this Agreement upon reasonable notice by Licensor.

6.3. Licensee's failure to perform in accordance with either paragraph 6.1, and/or 6.2 of this ARTICLE VI shall be grounds for Licensor to terminate this agreement.

ARTICLE VII
IRREVOCABLE JUDGMENT WITH RESPECT TO VALIDITY OF PATENTS

7.1. If a judgment or decree shall be entered in any proceeding in which the validity or infringement of any claim of any patent under which the License is granted hereunder shall be in issue, which judgment or decree shall become not further reviewable though the exhaustion of all permissible applications for rehearing or review by a superior tribunal, or through the expiration of the time permitted for such application, (such a judgment or decree being hereinafter referred to as an irrevocable judgment) the construction placed on any such claim by such irrevocable judgment shall thereafter be followed not only as to such claim, but also as to all claims to which such instruction applies, with respect to acts occurring thereafter and if an irrevocable judgment shall hold any claim invalid, Licensee shall be relieved thereafter from including in its reports hereunder that portion of the royalties due under ARTICLE III payable only because of such claim or any broader claim to which such irrevocable judgment shall be applicable, and from the performance of any other acts required by this agreement only because of any such claims.

ARTICLE VIII
TERMINATION OR CONVERSION TO NON-EXCLUSIVE LICENSE

8.1. <u>Termination by Licensee</u>.
<u>Option of Licensee</u>: Licensee may terminate the license granted by this agreement, provided Licensee shall not be in default hereunder, by giving Licensor Ninety (90) days' notice of its intention to do so. If such notice shall be given, then upon the expiration of such Ninety (90) days the termination shall become

effective; but such termination shall not operate to relieve Licensee from its obligation to pay royalties or to satisfy any other obligations accrued hereunder prior to the date of such termination.

8.2. Termination by Licensor.
Option of Licensor: Licensor may, at its option, terminate this agreement by written notice to Licensee in case of:

(a) Default in the payment of any royalties required to be paid by Licensee to Licensor hereunder.

(b) Default in the making of any reports required hereunder and such default shall continue for a period of Thirty (30) days after Licensor shall have given to Licensee a written notice of such default.

(c) Default in the performance of any other material obligation contained in this Agreement on the part of Licensee to be performed and such default shall continue for a period of Thirty (30) days after Licensor shall have given to Licensee written notice of such default.

(d) Adjudication that Licensee is bankrupt or insolvent.

(e) The filling by Licensee of a petition of bankruptcy, or a petition or answer seeking reorganization, readjustment or rearrangement of its business or affairs under any law or governmental regulation relating to bankruptcy or insolvency.

(f) The appointment of a receiver of the business or for all or substantially all of the property of Licensee; or the making by Licensee of assignment or an attempted assignment for the benefit of its creditors; or the institution by Licensee of any proceedings for the liquidation or winding-up of its business or affairs.

(g) The sale of Licensee's business, or substantially all Licensee's assets, or a merger.

8.3. Effect of Termination. Termination of this agreement shall not in any way operate to impair or destroy any of Licensee's or Licensor's rights or remedies, either at law or in equity, or to relieve Licensee of any of its obligations to pay royalties or to comply with any other of the obligations hereunder accrued prior to the effective date of termination and/or those operative provisions hereunder that continue after the effective date of termination.

8.4. Effect of Delays. Failure or unreasonable delay by Licensor to exercise its rights of termination hereunder by reason of any default by Licensee in carrying out any obligation imposed upon it by this agreement shall not operate to prejudice Licensor's right of termination for any other subsequent default by Licensee.

8.5. Return of Licensed Patent Rights. Upon termination of this Agreement, all of the Licensed Patent Rights shall be returned to Licensor. In the event of termination of the Agreement by Licensee or said conversion of the Agreement by Licensee, Licensee shall grant to Licensor a non-exclusive, royalty-free License, with right to sublicense, to manufacture, use and sell improvements including all know-how to Licensed Patent Rights made by Licensee during the period of this agreement prior to the termination or conversion, to the extent that such improvements are dominated by or derived from the Licensed Patent Rights.

ARTICLE IX
TERM

9.1. Unless previously terminated as herein provided, the term of this Agreement shall be from and after the date hereof until the expiration of the last to expire of the licensed issued patents or patents to issue under the Licensed Patent Rights under ARTICLE I. Licensee shall not be required to pay royalties due only by reason of its use, sale, licensing, lease or sublicensing under issued patents licensed by this Agreement that have expired or been held to be invalid by an Irrevocable Judgment, where there are no other of such issued patents valid and unexpired covering the Licensee's use, sale, licensing, lease or

sublicensing; provided, however, that such non-payment of royalties shall not extend to royalty payments already made to Licensor more than six (6) months prior to Licensee's discovery of expiration or an Irrevocable Judgment.

ARTICLE X
PATENT LITIGATION

10.1. Product Patent Non-Assertion. Subject to the terms and conditions of this Agreement, Licensor covenants that it shall not sue or assert against Licensee, or its distributors alleging that any unlicensed product, incorporated, embedded or included in Licensee Products by Licensee intentionally infringes, directly or indirectly, any Licensed Patent. Nothing contained in this section shall be construed to grant any license or non-assertion covenant with respect to consumer end-users of Licensee Products. Except as expressly provided in the foregoing, Licensor reserves the right to assert or enforce any patent (including any claim of direct, contributory or inducement of infringement) against any third party products or users thereof.

10.2. Non-Assertion – Research; Production. Licensor shall not assert any Licensor Patent intentional infringement against Licensee, any Licensee Affiliate or Sublicensee, in connection with clinical treatment under Right To Try emergency use treatment of patients using Licensed Product.

10.3. Initiation. In the event that Licensor advises Licensee in writing of a substantial infringement of the patents/copyrights/trademarks included in the Licensed Patent Rights by a third party, Licensee may, but is not obligated to, bring suit or suits through attorneys of Licensee's selection with respect to such infringement. In the event Licensee fails to defend any declaratory judgment action brought against any patent or patents of the Licensed Patent Rights, Licensor on written notice to Licensee may terminate the License as to the particular patent or patents involved in such declaratory judgment action. Even if Licensee elects to defend any suit or action of infringement pursuant to their License Patent Rights, Licensor shall have the right to intervene or join in the action or provide amicus curiae support.

10.4. Expenses and Proceeds of Litigation. Where a suit or suits have been brought by Licensee, Licensee shall maintain the litigation at its own expense and shall keep any judgments and awards arising from these suits expecting that portion of the judgments attributable to royalties from the infringer shall be divided equally between Licensor and Licensee after deducting any and all expenses of such suits; provided, however, Licensor shall not be entitled to receive more under this provision than if the infringer had been licensed by Licensee.

10.5. Licensor's Right to Sue. If Licensee shall fail to commence suit on an infringement hereunder within one (1) year after the receipt of Licensor's written request to do so Licensor, in protection of its reversionary rights, shall have the right to bring and prosecute such suits at its cost and expense through attorneys of its selection, in its own name, and all sums received or recovered by Licensor in or by reason of such suits shall be retained by Licensor; provided, however, no more than one lawsuit at a time shall commence in any one jurisdiction.

10.6. Limitation; No Implied Licenses. Except as otherwise explicitly set forth herein, no license is granted by Licensor to Licensee, or any third party, with respect to any combination of Licensee Products and any other product, or for the use of such combination. Except as expressly granted in this Article X and elsewhere herein this Agreement, nothing contained in this Agreement shall be construed as a grant of any license or rights, expressly, by implication or estoppel, to any patents, copyrights, trademarks, trade names, trade secrets, mask work rights or other proprietary rights of Licensor.

Notwithstanding any contrary provisions contained in this Agreement, no license, non-assertion covenant or other authorization is granted by this Agreement to: (i) Licensee or its licensees to make, have made, use, sell, offer for sale, lease, import or otherwise transfer any product developed by any third party who is in the business of developing and marketing product that is substantially similar to product as Licensor's and/or under Licensed Patent Rights.

10.7. Past Acts. Licensor hereby irrevocably releases Licensee from any and all claims of infringement of any Licensed Patents, with respect to any Licensee Product made, used, sold, offered for sale, leased, imported or otherwise transferred by or for Licensee before the Effective Date of this Agreement, to the extent that such product or service would have been licensed hereunder had it been made, used, sold, offered for sale, leased, imported or otherwise transferred after the date of this Agreement.

ARTICLE XI
NOTICES, ASSIGNEES

11.1. Notices. Notices and payments required hereunder shall be deemed properly given if duly sent by U.S. First Class Certified Mail, Return Receipt Requested and addressed to the Parties at the addresses set forth above. The Parties hereto will keep each other advised of address changes.

11.2. Assignees. This Agreement shall be binding upon and shall inure to the benefit of the assigns of Licensor and upon and to the benefit of the successors of the entire business of Licensor, but neither this agreement nor any of the benefits thereof nor any rights thereunder shall, directly or indirectly, without the prior written consent of Licensor, be assigned, divided, or shared by the Licensor to or with any other party or parties (except a successor of the entire business of the Licensor).

ARTICLE XII
MISCELLANEOUS

12.1. Governing Law, Venue, and Jurisdiction. This Agreement, executed in Oceanside, California, is governed by the laws of the State of California, excluding its conflict of law provisions. The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement. To the extent applicable and as permitted by law, the provisions of this Agreement supersede any provisions of the Uniform Commercial Code. The Parties each irrevocably submit to the exclusive jurisdiction of, and venue in, the courts in San Diego County, California in any dispute relating to this Agreement.

12.2. Waiver. The waiver of any particular breach or default, or any delay in exercising any rights, is not a waiver of any other breach or default, and no waiver is effective unless in writing and signed by a duly authorized officer of the waiving Party.

12.3. Independent Contractors. The Parties are independent contractors, and not partners, joint venturers, or agents of the other. Neither Party assumes any liability of, nor has any authority to bind or control the activities of, the other.

12.4. Limited Warranties and Disclaimers.

(a) Warranties. Licensor warrants that it owns or has all necessary rights to grant the licenses hereunder.

(b) No representations or warranties regarding patents of third parties. No representations or warranty is made by Licensor that the Licensed Patent Rights manufactured, used, sold or leased under the Exclusive License granted herein is or will be free of claims of infringement of patent rights of any other person or persons. The Licensor warrants that it has title to the Licensed Patent Rights from the inventors.

(c) DISCLAIMER. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

12.5. LIMITS ON LIABILITY. EXCEPT FOR THE INDEMNIFICATION PROVISIONS HEREIN THIS AGREEMENT, NEITHER PARTY IS LIABLE UNDER THIS AGREEMENT FOR ANY LOST PROFITS, LOSS OF DATA, OR ANY INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, EXCEPT FOR ANY WILLFUL UNAUTHORIZED DISCLOSURE OF CONFIDENTIAL INFORMATION OR LICENSEE'S WILLFUL BREACH. EXCEPT FOR THE INDEMNIFICATION PROVISIONS HEREIN, LICENSOR'S AGGREGATE LIABILITY IN CONNECTION WITH THIS AGREEMENT UNDER ANY THEORY OF LIABILITY (INCLUDING BREACH OF CONTRACT OR INDEMNITY) IS LIMITED TO THE AGGREGATE OF FEES PAID BY LICENSEE TO LICENSOR.

12.6. Indemnification. Licensor shall indemnify and hold Licensee harmless from any and all liability, judgments, and damages, (each a "Claim", and collectively, "Claims"), to the extent awarded by a court of competent jurisdiction or pursuant to a settlement as provided hereunder, arising directly or indirectly from Claims by patients or their representatives for injury caused by Products. If any Claim is brought by a third party for which indemnification is or may be provided hereunder, the indemnified Party shall provide prompt written notice thereof to the other Party. Where obligated to indemnify such Claim, the indemnifying Party shall, upon the demand and at the option of the indemnified Party, assume the defense thereof (at the expense of the indemnifying Party) within thirty (30) days or at least ten (10) days prior to the time a response is due in such case, whichever occurs first, or, alternatively upon the demand and at the option of the indemnified Party, pay to such Party all reasonable costs and expenses, including reasonable attorneys' fees, incurred by such Party in defending itself. The Parties shall cooperate reasonably with each other in the defense of any Claim, including making available (under seal if desired, and if allowed) all records reasonably necessary to the defense of such Claim, and the indemnified Party shall have the right to join and participate actively in the indemnifying Party's defense of the Claim.

12.7. Confidential Proprietary Information. Each Party may receive from the other Party information that is proprietary to the disclosing Party, and is marked as confidential or a similar notice (if disclosed in writing or tangible form), identified as confidential (if disclosed verbally), or should reasonably be treated as confidential under the context in which disclosure was made ("Confidential Proprietary Information") (see Article I, paragraph 1.1). In any event, all royalty reports and payments made by Licensee pursuant to Article III, herein, shall be deemed Confidential Proprietary Information, whether or not such information is actually marked as confidential. Confidential Proprietary Information does not include information that the receiving Party can demonstrate: (i) is or has become public knowledge through no fault of the receiving Party; (ii) is rightfully obtained by the receiving Party from a third Party without breach of any confidentiality obligation; or (iii) is independently developed by employees of the receiving Party without use of or reference to such information.

The receiving Party will: (i) safeguard Confidential Proprietary Information with the same degree of care as it exercises with its own confidential information, but no less than reasonable care; (ii) not disclose any Confidential Proprietary Information to third parties other than Agents who have a need to know and are bound by confidentiality agreement (NDA); and (iii) will use the other Party's Confidential Proprietary Information solely in the exercise of the rights and obligations under this Agreement and for no other purpose. The receiving Party may disclose Confidential Proprietary Information if required by a regulation, law or court order, but only to the extent required to comply with such regulation, law or order, and only after providing reasonable advance notice to the originally disclosing Party to allow such Party to contest such disclosure. This Agreement and its terms are Confidential Proprietary Information and shall not be disclosed without consent from the other Party (which consent shall not be unreasonably withheld), except that: (i) Licensor may make available this Agreement for review in connection with due diligence investigations by a third party who has entered into a confidentiality agreement substantially in the form of the NDA signed between the Parties, and (ii) Licensor may issue a press release announcing the nature of this Agreement, the content of which will be mutually approved by the Parties (such approval shall not be unreasonably withheld).

12.8. Insurance. During the term of this agreement, Licensee shall, maintain the following insurance coverage:

a. Commercial General Liability insurance with a limit of no less than One Million Dollars ($1,000,000.00) for each occurrence. Such insurance shall be written on a standard ISO occurrence form or substitute form providing equivalent coverage.

b. Workers' Compensation. Workers' Compensation Insurance shall be maintained consistent with statutory requirements. Certificates of insurance shall be provided to Licensor upon request and shall include the provision for 30-day notification to the certificate holder of any cancellation or material alteration in the coverage. Licensor shall be named an Additional Insured under this policy.

12.9. Advertising. Licensee agrees that Licensee may not use in any way the name of Licensor or any logotypes or symbols associated with Licensor or the names of any researchers without the express written permission of Licensor. Such permission shall not be unreasonably withheld.

12.10. Amendment or Modification; Assignment; Change of Control. This Agreement may not be modified in any manner, except by a writing signed by a duly authorized officer of each Party. Neither Party may assign or transfer this Agreement, nor its rights or obligations under this Agreement, whether expressly, by operation of law, or otherwise to any person or entity without the prior written consent of the other Party (in the exercise of its discretion), except that consent from Licensee is not required in connection with any merger or sale of Licensor's assets or business related to this Agreement if the successor-in-interest or transferee assumes in writing Licensor's rights and obligations under this Agreement. Any unauthorized transfer or assignment is null and void. In the event that more than fifty percent (50%) of the outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) or assets of Licensee Corporation hereafter becomes owned or controlled by a third party, Licensee Corporation shall promptly give notice of such acquisition to Licensor. Unless Licensor provides written consent (in the exercise of its discretion) to such change in control, all rights and licenses granted to Licensee together with any sublicenses theretofore granted by Licensor shall terminate thirty (30) days after the date of such acquisition.

12.11. Remedies; Mediation. The Parties' rights and remedies under this Agreement are cumulative, unless expressly provided otherwise. If either Party brings a legal action to enforce this Agreement, the prevailing Party is entitled to recover its attorneys' fees, court costs and other collection expenses, in addition to any other relief it may receive. In the event a dispute among the Parties arises, the Parties agree they must first attempt to negotiate without the use of attorneys or other third-parties. If the dispute is not able to be resolved through negotiation between the Parties, the Parties agree to submit the matter to mediation through JAMS (Judicial Arbitration and Mediation Services), and shall be held in San Diego County, California in accordance with the Commercial Arbitration Rules then in effect of JAMS (the "Rules").

12.12. Entire Contract; Binding upon Successors. This Agreement embodies the entire agreement between the Parties and supersedes any prior contract, agreement or understanding between the Parties, whether oral or written, with respect to the subject matter hereof and shall be binding upon any permitted successors or assigns of the Parties.

12.13. Severability. If any provision of this Agreement is unenforceable, that provision will be changed and interpreted to accomplish its original objectives to the greatest extent possible under applicable law and the remaining provision will continue in full force and effect.

12.14. Review by Counsel. Each Party agrees that this Agreement has been negotiated by the parties and their respective counsel and that neither party will be regarded as the drafter. Each Party agrees that, by signing below, their respective attorneys have explained to them the meaning and significance of this Agreement, its terms and any consequences for any breach, and acknowledges that they have entered into this Agreement freely, knowingly, and voluntarily after consultations with their counsel.

12.15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement may be evidenced by facsimile / electronic transmission.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this agreement to be executed by their duly authorized representatives.

The effective date of this agreement is February 17, 2023.

Dated: February 17, 2023

Licensor: THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

By: ______________________
Timothy G. Dixon, CEO

Dated: February 17, 2023

Licensee: VELTMEYER INSTITUTE OF ADVANCED BIOLOGICS LLC.

By: ______________________
James Veltmeyer, Managing Member